World Waste Technologies, Inc.
                      13520 Evening Creek Drive, Suite 130
                           San Diego, California 92128


                                February 6, 2006

Via Facsimile and Registered Mail
Return Receipt Requested

Trellus Offshore Fund Limited
Trellus Partners, LP
Trellus Partners II, LP
350 Madison Avenue
New York, New York 10017

Harris Williams & Co.
HW OneWorld, LLC
1001 Haxell Point
9th Floor
Richmond, Virginia 23219

         Re:      World Waste Technologies, Inc.
                  Offering of Debentures and Warrants; Exchange Offer

Gentlemen:

      As you know, we (the "company") plan to sell $2,250,000 principal amount of senior secured debentures (the "New Debentures"), together with warrants to acquire shares of our common stock (the "Offering"). We also plan to exchange our existing $4,015,000 principal amount of senior secured notes (on a dollar for dollar basis, including any accrued but unpaid interest) for New Debentures (the "Exchange"). The terms and conditions of the Offering and the Exchange are set forth in the documentation that accompanies this letter.

      By signing this letter, you hereby consent to the Offering and the Exchange, waive any violation of the terms of the Series A Preferred Stock as a result of the Offering and Exchange, and waive any preemptive rights that you may have to participate therein. In consideration thereof, we will call a special meeting of our shareholders to vote upon and approve an amendment (the "Amendment") to the terms of our Series A Preferred Stock (which Amendment will provide the holders of Series A Preferred Stock with so-called "full ratchet" anti-dilution protection, plus an additional 15% downward adjustment in the conversion price upon any issuance triggering such provision). We further agree that in the event that subsequent to the closing of the Offering and the Exchange but prior to the adoption by our shareholders of the Amendment, we issue any securities, you will be contractually entitled to the benefits of the anti-dilution provisions contained in the Amendment as if the Amendment had in fact been in effect.

      In order to facilitate the company's ability to raise capital, and for other good and valuable consideration, the company and the holders of the company's Series A Preferred Stock further agree as follows:

      (i) The holders of the Series A Preferred Stock hereby agree to surrender their rights to a separate class vote with respect to the company's issuance, on or prior to May 29, 2006, of up to $15 million in equity or equity-linked securities (plus the company's issuance, on or prior to May 29, 2006, of up to an additional $6,265,000 of such additional securities to accommodate the roll-over of by holders of the New Debentures) ("New Securities"); provided that
(x) all of the economic and other terms of such New Securities are either junior to or pari passu with the terms of the Series A Preferred Stock in all respects, including with respect to dividends, liquidation preference, conversion price and redemption, (y) if the purchasers of such New Securities receive any additional economic benefits not reflected in the terms of the preferred stock, such as warrant coverage, in excess of the benefits received by the holders of the Series A Preferred Stock (on a per share basis), then the holders of Series A Preferred Stock will be granted the same rights to the extent necessary to make them whole, and (z) the agreement set forth in this paragraph shall expire on the first such issuance (or series of related issuances) of New Securities.

      (ii) The veto rights and special rights regarding election of directors in the terms of the Series A Preferred Stock shall remain unchanged; the holders of the Series A Preferred Stock acknowledge that the holders of any New Securities may also be granted veto rights, provided such veto rights do not conflict with, and are identical to, the rights of the holders of the Series A Preferred Stock.

      (iii) The holders of the Series A Preferred Stock agree to enter into an amended and restated registration rights agreement if requested by the purchasers of New Securities, so long as the Series A holders' rights thereunder remain substantially the same or better as the Series A holders' rights under the existing registration rights agreement (except that the Series A holders acknowledge that their shares of Series A Preferred Stock will enjoy the rights under such amended and restated registration rights agreement on a pari passu basis with the holders of the New Securities) and the registration rights granted to the holders of New Securities do not diminish, limit, obviate or impair the right of the holders of the Series A Preferred Stock to exercise their existing registration rights under the registration rights agreement previously executed.

      (iv) The Series A holders agree to surrender their "preemptive" rights as set forth in Article VI of the Securities Purchase Agreement or elsewhere previously entered into between the company and the holders of the Series A Preferred Stock with respect to the issuance by the company of the New Securities on the terms described above, together with any related warrant coverage.

      (v) The company will issue the holders of the Series A Preferred Stock (pro rata in accordance with such holders' ownership of shares of Series A Preferred Stock) warrants to acquire up to 407,560 shares of the company's common stock at an exercise price of $0.01 per share. The shares underlying these warrants will be Registrable Securities for purposes of the registration rights agreement.

      (vi) The holders of the Series A Preferred Stock agree to vote all of their shares in favor of an Amended and Restated Certificate of Determination reflecting the foregoing, as well as in favor of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares to 200 million, comprised of 170 million shares of common stock and 30 million shares of preferred stock .

      Please fax a signed copy of this letter to David Rane at 858-486-3352.

                                                 Very truly yours,

                                                 WORLD WASTE TECHNOLOGIES, INC.


                                                 By: /s/ JOHN PIMENTEL
                                                   -----------------------------
                                                      Name:     John Pimentel
                                                      Title:    CEO

Agreed:

Trellus Offshore Fund Limited


By:/s/ ANTHONY G MILLER
   -----------------------
     Name: Anthony G Miller
     Title:   CFO

Trellus Partners, LP


By:/s/ ANTHONY G MILLER
   -----------------------
     Name: Anthony G Miller
Title:   CFO

Trellus Partners II, L.P.


By:/s/ ANTHONY G MILLER
   -----------------------
     Name: Anthony G Miller
Title:   CFO

Harris Williams & Co.

By:
   -----------------------
     Name:
     Title:

HW OneWorld, LLC

By:/s/ DEVA MOORE
   -----------------------
     Name:     Deva Moore
     Title:    Managing Member